EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record January Sales of $87.8 Million, an Increase of 11.6%

Warrendale, PA, February 4, 2004 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended January 31, 2004 increased 11.6% to $87.8 million, compared to $78.7 million for the month ended February 1, 2003. Comparable store sales for the American Eagle Outfitters stores increased 0.6% for the January period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, increased 0.9% for the month of January.

Total sales for the period include $4.7 million from the Bluenotes/Thriftys operation, compared to $3.8 million for the corresponding period last year. The 24.2% sales increase was due primarily to the strengthening of the Canadian dollar compared to a year ago as well as a comparable store sales increase of 5.2% in January. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Total sales for the fourth quarter ended January 31, 2004 increased 5.2% to $517.3 million from $491.5 million for the fourth quarter ended February 1, 2003. Comparable store sales for the American Eagle Outfitters stores declined 5.1% for the period. Consolidated comparable stores sales, which include American Eagle and Bluenotes/Thriftys stores, declined 4.7% for the period compared to the corresponding fourth quarter ended February 1, 2003.

Total sales for the fourth quarter include $26.7 million from the Bluenotes/Thriftys operation, compared to $22.2 million for the corresponding period last year. The 20.1% sales increase was due primarily to the strengthening of the Canadian dollar compared to a year ago as well as a comparable store sales increase of 0.8% for the fourth quarter. The comparable store sales calculation excludes the impact of foreign currency fluctuations.

Year-to-date total sales for the twelve-month period ended January 31, 2004 increased 3.9% to $1.520 billion, compared to $1.463 billion for the twelve-month period ended February 1, 2003. Comparable store sales for the American Eagle Outfitters stores declined 6.6% for the twelve-month period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, declined 6.7% for the twelve-month period compared to the corresponding period ended February 1, 2003.

Year-to-date total sales for the twelve-month period include $84.5 million from the Bluenotes/Thriftys operation, compared to $80.2 million for the corresponding period last year. The 5.4% sales increase was due to the strengthening of the Canadian dollar compared to a year ago. Bluenotes/Thriftys comparable store sales, which exclude the impact of foreign currency fluctuations, declined 7.3% for the twelve-month period compared to the corresponding period last year.

Regarding fourth quarter earnings, the Company expects to report earnings in the range of $0.53 to $0.56, before a charge of $6.1 million, or $0.08 per share, which reflects the write-down of Bluenotes' remaining goodwill. Final fourth quarter results will be reported on Thursday, February 26th. To listen to the Company's fourth quarter earnings conference call, please dial 877-601-0864 at least ten minutes before 10:00 a.m. EST on February 26th.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. AE's Canadian subsidiary, Bluenotes/Thriftys, offers a more urban/suburban, denim-driven collection for 12 to 22 year olds. American Eagle Outfitters currently operates 740 AE stores in 49 states, the District of Columbia and Puerto Rico, 65 AE stores in Canada, and 110 Bluenotes/Thriftys stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that upon our financial audit fourth quarter forecasts may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857